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                    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 9 to the Registration Statement on Form N-4 of our report dated April 29, 2014 relating to the financial statements of Commonwealth Annuity and Life Insurance Company, and our report dated April 17, 2014 relating to the financial statements of Commonwealth Annuity Separate Account A of Commonwealth Annuity and Life Insurance Company, both of which appear in Commonwealth Annuity Separate Account A's Statement of Additional Information to the Post-Effective Amendment No. 8 to the Registration Statement for the year ended December 31, 2013. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Experts" in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 2, 2014